Exhibit 99.1

HF Financial Corp. Earns $490,000 in Fiscal First Quarter 2011 and
Declares Quarterly Dividend

Capital Ratios Remain Strong

SIOUX FALLS, SD, October 25, 2010 — HF Financial Corp. (Nasdaq: HFFC) today reported that following a $3.4 million provision for loan losses, net income in fiscal 2011 first quarter ended September 30, 2010, was $490,000, or $0.07 per diluted share.  Net income for the fiscal first quarter a year ago was $855,000, or $0.21 per diluted share, with a loan loss provision of $343,000.

“While our loan portfolio continues to perform better than national averages, three of our dairy loan relationships were moved to non-accrual status this quarter.  Dairy farmers have experienced a squeeze in their operations as dairy pricing has fallen and the cost of feed and operations have increased,” said Curt Hage, Chairman, President and Chief Executive Officer.  “Dairy loans currently account for 5.3% of our total loan portfolio and 47.9% of nonperforming assets.  We have increased our reserves to reflect the current stress in our dairy loan portfolio.”

Fiscal First Quarter Financial Highlights (at or for the period ended September 30, 2010)

•                  Capital levels well exceed the regulatory required levels of 10%, 6% and 5%, respectively, to meet the well-capitalized requirement established by our regulators:

•      Total risk-based capital to risk weighted assets was 11.71%

•      Tier 1 capital to risk-weighted assets was 10.80%

•      Tier 1 capital to total adjusted assets was 8.73%.

•                  Cash dividends, paid for over 17 years, are an important part of building shareholder value.  The most recent dividend of $0.1125 per share generates a current annualized yield of 4.34% at recent market prices.

•                  Total adjusted revenue for the quarter ended September 30, 2010, which excludes other-than-temporary impairment credit loss and net gains on the sale of securities, increased  10.5% compared to the prior year quarter ended September 30, 2009.  Adjusted revenue is a non-GAAP financial measure.  Total revenue for the quarter ended September 30, 2010, as measured by net interest income plus noninterest income, increased approximately 28.3% compared to the prior year quarter ended September 30, 2009.

•                  Nonperforming assets (NPA) increased to $23.1 million, or 1.84% of total assets in the first fiscal quarter, from $9.2 million, or 0.73% of total assets in the previous quarter.

•                  The net interest margin expanded 10 basis points to 3.29% in the first fiscal quarter compared to 3.19% in the same quarter a year ago.  Relative to the previous quarter, the net interest margin declined 7 basis points from 3.36%.

•                  Total deposits declined slightly compared to June 30, 2010, which was expected, as it reflects the seasonal outflow of municipal deposits.

•                  Fee income expanded despite a slightly lower deposit base.  Additionally, there has thus far been little impact on fee income associated with new regulations on deposit account fees which went into effect on July 1, 2010.

Economic Update

Employment in South Dakota remains well above national averages and is expected to return to pre-recession levels by mid 2011 according to Ernie Goss, a Creighton University economics professor.  (http://www.joplinglobe.com/dailybusiness/x1864895817/Midwest-economy-A-state-by-state-glance-for-Sept)

The Sioux Falls unemployment rate was 4.4% in August 2010, one of the lowest in the nation.  “Our regional economy continues to outperform most of the nation,” said Hage.  “Small businesses in the greater Sioux Falls market continue to need funding for their operations, and we are actively working with our customers to facilitate their capital needs.”

Asset Quality and Balance Sheet Review

Total assets increased modestly during the first fiscal quarter to $1.26 billion from $1.25 billion at June 30, 2010.  The $7.5 million increase in total assets was primarily a result of investment security growth funded by new borrowings.  Liquidity remains high, both on balance sheet and through off-balance sheet access to funds.

Deposits declined to $877.6 million at September 30, 2010, from $914.3 million at June 30, 2010, and up from $830.2 million a year ago.  The outflow of deposits in the fiscal first quarter of 2011 was predictable and due to the seasonal outflow of municipal deposits.  Noninterest-bearing demand deposits totaled $107.0 million at September 30, 2010, or 12.2% of the deposit portfolio.  Total low-cost deposits (excluding all time deposits) were $335.8 million at September 30, 2010, or 38.3% of the deposit portfolio compared to $280.1 million or 33.7% of total deposits a year ago when certificates of deposits were a higher percentage of total deposits.  “Our margins have benefited from the low interest rate environment where customers prefer the flexibility provided by NOW and money market accounts,” said Hage.

The loan portfolio grew almost 1% to $880.1 million at September 30, 2010 from $872.3 million in the preceding quarter.  Agriculture loans accounted for 31.5% of the total loan portfolio; commercial real estate 25.0%; commercial business 11.1% and consumer direct 14.3%.

Nonperforming assets (NPAs) increased to $23.1 million at September 30, 2010, from $13.8 million a year earlier.  Total NPAs were 1.84% of total assets at September 20, 2010, compared to 0.73% at June 30, 2010.  Of note, the added problem credits are primarily related to the deterioration in certain dairy operations.  Dairy loans totaled approximately $46.2 million, $45.5 million and $43.9 million at September 30, 2010, June 30, 2010 and September 30, 2009, respectively.  At these respective dates, non-performing dairy loans totaled $11.1 million, $3.2 million and $1.2 million. “We continue to closely monitor dairy industry-related loans and we believe the current increased levels of reserves are adequate,” Hage said.   The remaining NPAs were commercial real estate, one-to four-family and other consumer loans.  Nonperforming assets consist of non-accruing loans, accruing loans 90 days or more past due and foreclosed assets.

The allowance for loan losses at September 30, 2010 totaled $12.3 million, representing 1.37% of total loans outstanding and 55.5% of nonperforming loans, compared to $9.6 million, or 1.07% of total loans and 116.3% of nonperforming loans at June 30, 2010, and $8.5 million, or 0.99% of total loans and 68.2% of nonperforming loans a year ago.  Nonaccruing loans and leases totaled $18.0 million at September 30, 2010, compared to $6.0 million in the preceding quarter and $8.6 million at September 30, 2009.  Net charge-offs in the quarter totaled $718,000, or 0.28% of average loans outstanding, compared to $355,000, or 0.14% of average loans outstanding the fiscal first quarter a year ago.

“The increase of nonaccrual loans in our dairy portfolio was influenced by continued low commodity prices for milk combined with higher feed costs.  This combination has eroded the equity of the dairy operations.   We have been monitoring the industry and the impact on our portfolio.  In prior quarters we allocated general allowance for loan loss reserves to our agricultural portfolio.  Due to performance of the industry and collateral evaluation performed on the three dairy relationships, we believe it was prudent to allocate specific reserves this quarter for these loans,” noted Darrel Posegate, President of Home Federal Bank.

At September 30, 2010, the investment securities portfolio held six trust preferred pools at an adjusted cost basis of $9.3 million and a fair value of $3.3 million.  No other-than-temporary credit loss impairment was recorded on these investments for the quarter ended September 30, 2010, compared to $281,000 for the prior quarter and $1.9 million for the first quarter of the prior year.

Tangible common shareholders’ equity to tangible assets was 7.09% at September 30, 2010.  Tangible book value per common share was $12.78 at September 30, 2010, compared to $16.20 a year ago.  HF Financial Corp. raised additional capital in November 2009 by selling 2.9 million shares of common stock at $8.00 per share, netting approximately $20.7 million in new capital.

The Company remains well-capitalized with Tier 1 Capital to Risk Weighted Assets of 10.80% at September 30, 2010, while its Tier 1 Capital to Adjusted Total Assets was 8.73%.  These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

HF Financial Corp. continued to report profitability, in spite of the elevated provision for loan losses booked in the quarter, as the net interest margin remained stable at 3.29% for the quarter ended September 30, 2010.  The provision for loan losses increased reflecting added reserves for the dairy portfolio; fee income increased despite the implementation of new regulations, investment portfolio credit loss impairment charges were zero relative to losses in the prior quarter and prior year and noninterest expense decreased from the prior quarter as the June 30, 2010 quarter was impacted by a goodwill impairment charge.

Fiscal first quarter 2011 net interest income, before the provision for loan losses, declined only 0.9% from the preceding quarter.  Net interest income totaled $9.6 million for the first quarter of fiscal 2011 compared to $9.7 million for the fourth quarter of fiscal 2010.

The net interest margin expressed on a fully taxable equivalent basis as a percentage of average earning assets was 3.33% for fiscal first quarter 2011 compared to 3.24% for the same period a year ago.  Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.

Fiscal first quarter noninterest income was $3.8 million, compared to $3.3 million for the preceding quarter and $1.7 million for the comparable quarter a year ago.  The increase in noninterest income from the first quarter a year ago was largely due to larger gains on the sale of loans, higher fees on deposits and the lack of any investment portfolio credit loss impairment charges in the most recent quarter.

Operating expenses in the first quarter of fiscal 2011 increased to $9.4 million from $8.9 million in the first quarter of fiscal 2010, primarily reflecting higher compensation costs.  The Company has added personnel to effect sales efforts and incentive programs to help drive revenue growth opportunities.

Quarterly Dividend Declared

The Company announced that its board of directors has declared another regular quarterly cash dividend of $0.1125 per common share for the first quarter of fiscal 2011.  The dividend will be paid November 12, 2010 to stockholders of record November 5, 2010.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted Revenue,” which excludes other-than-temporary impairment charges and net gain on the sale of securities, and “Net Interest Margin, TE” are non-GAAP financial measures. The Company believes Adjusted Revenue is useful to investors because it allows for greater transparency, facilitates comparison to prior periods and peer results and assists in forecasting performance for future periods. Further information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the Non-GAAP measure to the most comparable GAAP measure is set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 33 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2010, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Curtis L. Hage, Chairman, President and Chief Executive Officer

(605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009

Interest, dividend and loan fee income:
Loans and leases receivable	$12,708	$12,771	$12,343
Investment securities and interest-earning deposits	1,483	1,483	2,290
	14,191	14,254	14,633
Interest expense:
Deposits	2,612	2,621	3,524
Advances from Federal Home Loan Bank and other borrowings	1,954	1,922	2,358
	4,566	4,543	5,882
Net interest income	9,625	9,711	8,751

Provision for losses on loans and leases	3,367	1,202	343

Net interest income after provision for losses on loans and leases	6,258	8,509	8,408

Noninterest income:
Fees on deposits	1,609	1,482	1,446
Loan servicing income	502	536	491
Gain on sale of loans, net	747	439	496
Earnings on cash value of life insurance	166	163	164
Trust income	154	183	257
Gain on sale of securities, net	397	488	533

Total other-than-temporary impairment losses	—	(201)	(3,914)
Portion of loss recognized in other comprehensive income	—	(80)	2,056
Net impairment losses recognized in earnings	—	(281)	(1,858)

Other	207	243	169
	3,782	3,253	1,698

Noninterest expense:
Compensation and employee benefits	5,547	5,330	5,163
Occupancy and equipment	1,139	1,134	1,084
FDIC insurance	344	336	325
Check and data processing expense	706	716	698
Professional fees	591	523	600
Marketing and community investment	406	432	471
Foreclosed real estate and other properties, net	25	122	19
Goodwill impairment	—	585	—
Other	669	607	589
	9,427	9,785	8,949

Income before income taxes	613	1,977	1,157
Income tax expense	123	839	302

Net income	$490	$1,138	$855

Basic earnings per common share:	$0.07	$0.16	$0.21
Diluted earnings per common share:	$0.07	$0.16	$0.21
Basic weighted average shares:	6,946,303	6,941,851	4,030,391
Diluted weighted average shares:	6,946,547	6,945,121	4,041,650
Outstanding shares (end of period):	6,963,039	6,942,337	4,044,418

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	9/30/2010	6/30/2010

Balance Sheet Data
Total assets	$1,260,484	$1,253,015
Cash and cash equivalents	21,838	20,805
Securities available for sale	268,716	264,442
Loans and leases receivable, net	867,748	862,704
Loans held for sale	18,120	25,287
In-Market Deposits	848,207	891,360
Out-of-Market Deposits	29,411	22,904
Advances from Federal Home Loan Bank and other borrowings	230,366	190,719
Subordinated debentures payable to trusts	27,837	27,837
Stockholders’ equity	93,373	94,435

Common stockholder’s equity before OCI (1) to consolidated assets	7.78%	7.83%
OCI components to consolidated assets:
Net changes in unrealized gain (loss) on securities available for sale	(0.05)	(0.05)
Net unrealized losses on defined benefit plan	(0.06)	(0.06)
Net unrealized losses on derivatives and hedging activities	(0.23)	(0.16)
Goodwill to consolidated assets	(0.35)	(0.35)
Tangible common equity to tangible assets	7.09%	7.21%

Tangible book value per common share (2)	$12.78	$12.97

Tier I capital (to adjusted total assets) (3)	8.73%	8.69%
Tier I capital (to risk weighted assets) (3)	10.80%	10.79%
Total risk-based capital (to risk-weighted assets) (3)	11.71%	11.68%

Number of full-service offices	33	33

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	September 30, 2010		June 30, 2010
	Amount	Percent	Amount	Percent

One-to four-family (1)	$73,024	8.30%	$72,392	8.30%
Commercial real estate	219,722	24.96%	216,479	24.82%
Commercial business (2)	97,940	11.13%	99,892	11.45%
Multi-family real estate	49,393	5.61%	50,064	5.74%
Equipment finance leases	9,043	1.03%	10,642	1.22%
Consumer direct (3)	125,843	14.30%	122,832	14.08%
Consumer indirect (4)	6,121	0.70%	8,186	0.94%
Agricultural	277,415	31.52%	270,568	31.02%
Construction	21,566	2.45%	21,225	2.43%
Total loans and leases receivable (5)	$880,067	100.00%	$872,280	100.00%

(1) Excludes $16,830 and $20,394 loans held for sale at September 30, 2010 and June 30, 2010, respectively.

(2) Includes $2,599 and $2,599 tax exempt leases at September 30, 2010 and June 30, 2010, respectively.

(3) Excludes $1,290 and $4,893 student loans held for sale at September 30, 2010 and June 30, 2010, respectively.

(4) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	September 30, 2010		June 30, 2010
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$107,037	12.20%	$117,139	12.81%
Interest bearing checking accounts	99,820	11.37%	100,231	10.96%
Money market accounts	168,198	19.17%	189,821	20.76%
Savings accounts	67,782	7.72%	83,136	9.09%
In-market certificates of deposit	405,370	46.19%	401,033	43.86%
Out-of-market certificates of deposit	29,411	3.35%	22,904	2.51%
Total deposits	$877,618	100.00%	$914,264	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

		Three Months Ended
		9/30/2010	9/30/2009
Balance, beginning		$9,575	$8,470
Provision charged to income		3,367	343
Charge-offs		(718)	(355)
Recoveries		95	45
Balance, ending		$12,319	$8,503

	9/30/2010	6/30/2010	9/30/2009

Asset Quality
Nonaccruing loans and leases	$17,956	$6,036	$8,648
Accruing loans and leases delinquent more than 90 days	4,235	2,196	3,828
Foreclosed assets	942	946	1,316
Total nonperforming assets	$23,133	$9,178	$13,792

FAS Statement No. 5 Allowance for loan and lease losses	$9,405	$9,250	$8,275
FAS Statement No. 114 Impaired loan valuation allowance	2,914	325	228
Total allowance for loans and lease losses	$12,319	$9,575	$8,503

Ratio of nonperforming assets to total assets at end of period (1)	1.84%	0.73%	1.18%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	2.47%	0.92%	1.46%
Ratio of net charge offs to average loans and leases for the year-to-date period	0.28%	0.21%	0.14%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.37%	1.07%	0.99%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	55.51%	116.31%	68.15%

(1)          Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.

(2)          Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	9/30/2010		9/30/2009
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$892,630	5.65%	$851,419	5.75%
Investment securities (2) (3)	268,988	2.19%	237,788	3.82%
Total interest-earning assets	1,161,618	4.85%	1,089,207	5.33%
Noninterest-earning assets	79,949		71,444
Total assets	$1,241,567		$1,160,651

Interest-bearing liabilities:
Deposits:
Checking and money market	$269,008	0.56%	$228,639	0.56%
Savings	76,507	0.34%	66,592	0.37%
Certificates of deposit	436,885	1.97%	432,573	2.88%
Total interest-bearing deposits	782,400	1.32%	727,804	1.92%
FHLB advances and other borrowings	195,220	3.03%	207,028	3.64%
Subordinated debentures payable to trusts	27,837	6.57%	27,837	6.54%
Total interest-bearing liabilities	1,005,457	1.80%	962,669	2.42%
Noninterest-bearing deposits	104,727		98,213
Other liabilities	37,184		30,143
Total liabilities	1,147,368		1,091,025
Equity	94,199		69,626
Total liabilities and equity	$1,241,567		$1,160,651

Net interest spread (4)		3.05%		2.91%
Net interest margin (4) (5)		3.29%		3.19%
Net interest margin, TE (6)		3.33%		3.24%
Return on average assets (7)		0.16%		0.29%
Return on average equity (8)		2.06%		4.87%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended September 30, 2010 and September 30, 2009 have been annualized.

(5)  Net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	9/30/2010		6/30/2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$892,630	5.65%	$886,827	5.78%
Investment securities (2) (3)	268,988	2.19%	271,198	2.19%
Total interest-earning assets	1,161,618	4.85%	1,158,025	4.94%
Noninterest-earning assets	79,949		79,653
Total assets	$1,241,567		$1,237,678

Interest-bearing liabilities:
Deposits:
Checking and money market	$269,008	0.56%	$269,646	0.58%
Savings	76,507	0.34%	88,669	0.38%
Certificates of deposit	436,885	1.97%	411,912	2.09%
Total interest-bearing deposits	782,400	1.32%	770,227	1.36%
FHLB advances and other borrowings	195,220	3.03%	220,942	2.66%
Subordinated debentures payable to trusts	27,837	6.57%	27,837	6.57%
Total interest-bearing liabilities	1,005,457	1.80%	1,019,006	1.79%
Noninterest-bearing deposits	104,727		90,536
Other liabilities	37,184		33,990
Total liabilities	1,147,368		1,143,532
Equity	94,199		94,146
Total liabilities and equity	$1,241,567		$1,237,678

Net interest spread (4)		3.05%		3.15%
Net interest margin (4) (5)		3.29%		3.36%
Net interest margin, TE (6)		3.33%		3.41%
Return on average assets (7)		0.16%		0.37%
Return on average equity (8)		2.06%		4.85%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended September 30, 2010 and June 30, 2010 have been annualized.

(5)  Net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Revenue to Adjusted Revenue

(Dollars in Thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Net interest income	$9,625	$8,751
Noninterest income	3,782	1,698
Total revenue	13,407	10,449
Gain on sale of securities, net	(397)	(533)
Net impairment losses recognized in earnings	—	1,858
Adjusted revenue	$13,010	$11,774